Exhibit 5.1

May 5, 2006

The Board of Directors

EarthLink, Inc.

1375 Peachtree St.

Atlanta, GA 30309

EARTHLINK, INC.

Registration Statement on Form S-8

Gentlemen:

We are acting as counsel for EarthLink, Inc. (the “Company”) in connection with its registration statement on Form S-8 (the “Registration Statement”), as filed by the Company on or about May 5, 2006 with the Securities and Exchange Commission, with respect to 657,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), issuable by the Company pursuant to the EarthLink, Inc. Stock Option Plan for Inducement Awards Relating to the Acquisition of New Edge Holding Company (the “Plan”). In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

In rendering this opinion, we have examined such corporate records, other documents, certificates, and other instruments and we have reviewed such matters of law as we have deemed necessary.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1.     The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

2.     The Shares have been duly authorized and, when such Shares have been issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission. We do not undertake to advise you of any changes in the opinions expressed herein based on matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ HUNTON & WILLIAMS LLP